Exhibit 10.34

EMPLOYMENT, CONFIDENTIALITY, SEVERANCE AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT, CONFIDENTIALITY, SEVERANCE AND NON-COMPETITION AGREEMENT (this “Agreement”) is entered into as of January 9, 2009 by and between Thomas T. Riley (the “Executive”) and SAVVIS, INC., a Delaware corporation, and all its subsidiaries (collectively referred to as the “Company”). Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in Section 7 of this Agreement.

WHEREAS, Executive acknowledges that:

•	the Company and its Affiliates are and will be engaged in a number of highly competitive lines of business.

•	the Company and its Affiliates conduct business throughout the United States and in numerous foreign countries;

•	the Company and its Affiliates possess Confidential Information and customer goodwill that provide the Company and its Affiliates with a significant competitive advantage; and

•

the Company’s and its Affiliates’ success depends to a substantial extent upon the protection of its Confidential Information (which includes trade secrets and customer lists) and customer goodwill by all of their employees;

•	Executive has and will continue to have possession of Confidential Information; and

WHEREAS, if Executive were to leave the Company, the Company and its Affiliates would in all fairness need certain protections to prevent competitors from gaining an unfair competitive advantage over them.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1. Term of Agreement. This Agreement will remain in effect from the date hereof until the date the Executive’s employment with the Company terminates for any reason. The following provisions shall survive termination or expiration of this Agreement for any reason, to the extent applicable and in accordance with their terms: Sections 4, 5, 6 and 8. Executive’s employment is “at-will”, and nothing contained herein shall be deemed a guarantee of employment with Company for any period of time.

2. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company in the position to which he or she is appointed from time to time. Executive’s position as of the date of this Agreement is January 26, 2009. During the term hereof, Executive will be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his or her position and such other duties and responsibilities on behalf of the Company and its Affiliates, reasonably related to that position, as may be designated from time to time by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) or other designee.

(b) During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may otherwise be expressly approved in advance by the Compensation Committee or other designee in writing.

3. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof, and subject to performance of the Executive’s duties and the fulfillment of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary, which as of the date of execution of this Agreement is set at the rate of three hundred twenty five thousand dollars ($325,000.00) per annum, payable in accordance with the regular payroll practices of the Company for its executives subject to adjustment from time to time by the Compensation Committee, in its sole discretion. Such base salary, as from time to time adjusted, is hereafter referred to as the “Base Salary”.

(b) Incentive and Bonus Compensation.

(i) For service rendered during the Company’s fiscal year ending December 31, 2009, the Executive will be eligible, at the Compensation Committee’s discretion, to receive a bonus payment equal to 50% of Base Salary, payable in accordance with the terms of the Company’s 2009 Annual Incentive Plan. For the remainder of the term hereof, the Executive shall be entitled to participate in the Company’s Annual Incentive Plan (the “Annual Incentive Plan”) on terms to be determined annually by the Compensation Committee prior to the commencement of each fiscal year. Nothing contained herein shall obligate the Company to continue the Annual Incentive Plan. Any compensation paid to the Executive under the Annual Incentive Plan shall be in addition to the Base Salary. Except as otherwise expressly provided under the terms of the Annual Incentive Plan or this Agreement, the Executive shall not be entitled to earn bonus or other compensation for services rendered to the Company.

(ii) Stock Options. Subject to approval by the Compensation Committee, the Company shall grant to the Executive an option to purchase 250,000 shares of the common stock, $.01 par value, of the Company under the SAVVIS, Inc. Amended and Restated 2003 Incentive Compensation Plan (the “Plan”) at an exercise price per share equal to the public market closing price on the business day immediately prior to the date of grant (the “Option”). These options shall be non-qualified stock options to the extend permitted by the Plan and applicable law. The shares that are subject to the Option shall vest at the rate of twenty-five percent (25%) per year on each of the first four (4) anniversaries of the grant date; provided that the Executive is still employed by the Company on each such vesting date. Vesting of the Option is also subject to the terms of Section 4(c)(ii) of this Agreement. Except as may be modified by the terms of this Agreement, the Option and all other options granted to the Executive by the Company shall be subject to the terms of the Plan and any applicable option certificate and shareholder and/or option holder agreements and other restrictions and limitations generally applicable to equity held by Company executives or otherwise required by law.

4. Termination of Employment.

(a) Executive’s employment with the Company may be terminated as follows:

(i)	by the Company with Cause;

(ii)	by the Company without Cause;

(iii)	upon Executive’s death or Disability (defined herein);

(iv)	by Executive with Good Reason; or

(v)	by Executive without Good Reason.

(b) Upon termination of Executive’s employment for any reason, all rights and obligations under this Agreement shall cease, except as referred to in Section 1 and except that Executive shall be entitled to (i) payment of his or her salary through the effective date of termination, plus (ii) payment of any other amounts owed but not yet paid to Executive as of the effective date of termination (such as reimbursement for business expenses incurred prior to termination in accordance with the Company’s expense and reimbursement policy, plus (iii) any other benefits to which Executive may be entitled which provide for payment or other benefits following termination (such as under disability insurance plan).

(c) Severance Benefits.

(i) If the Executive is subject to termination pursuant to an Involuntary Termination (as defined in Section 7), then in addition to any amounts / benefits owed under Section 4(b), the Company shall pay the Executive: (x) an amount equal to 100% of his or her then current annual Base Salary for one year, plus (y) at the discretion of the Compensation Committee, a pro-rated portion of the bonus that the Executive would be entitled to receive under the Company’s Annual Incentive Plan (“Bonus”). The pro-rated Bonus will be calculated by the compensation committee by extrapolating the Company’s anticipated full year performance based on the current year performance to date and then multiplying the resulting full year extrapolation a fraction the numerator of which is the number of days during the calendar year the Executive worked in the year of Involuntary Termination up to the termination date and the denominator of which is 365 (the amounts paid under (i) and (ii) constitute the “Severance Payment”). If the Executive is subject to an Involuntary Termination prior to March 31 of any calendar year, and has, therefore, not yet received payment for the prior year under the Annual Incentive Plan, then the Executive will also be entitled to such payment under the Annual Incentive Plan as he would otherwise have been entitled to receive had he remained employed on March 31 of the year of Involuntary Termination.

(ii) Further, if and only if the Involuntary Termination occurs within twelve (12) months of a Change in Control (a “Change in Control Termination”), then (x) in addition to the Severance Payment, any stock awards, stock options, stock appreciation rights or other equity-based awards (each an “Equity Award”) that were outstanding immediately prior to the effective date of the Change in Control Termination shall, provided such Equity Awards are assumed by the acquirer in such Change in Control, to the extent not then vested, fully vest and become exercisable as of the such date and the Executive shall have the right to exercise any such Equity Award until the earlier to occur of (A) twelve (12) months from the date of the Change in Control Termination and (B) the expiration date of such Equity Award as set forth in the agreement evidencing such award; and (y) the Executive shall be entitled to the Bonus.

(d) Timing of and Conditions to Payment. Any Severance Payment due under Section 4(c) shall be paid bi-monthly, in accordance with the Company’s standard payroll procedures, for the twelve (12) month period following the effective date of termination. Any other provision of this Agreement notwithstanding, no severance benefits shall be payable unless and until each of the following has occurred:

(i) the Executive has executed and delivered to the Company a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and has agreed not to prosecute any legal action or other proceeding based upon any of such claims;

(ii) the Executive has, no later than the effective date of termination, delivered to the Company a resignation from all offices, directorships and fiduciary positions with the Company and it affiliates;

(iii) the effective date of the Executive’s Involuntary Termination;

(iv) the date of the Company’s receipt of the Executive’s executed General Release, which must be no later than 21 days following the effective date of termination (except in the case of group terminations, such time period shall be 45 days);

(v) the expiration of any rescission or revocation period applicable to the Executive’s executed General Release; and

(vi) the Executive is and continues to be in compliance with all of his or her obligations under this Agreement, including, without limitation, Sections 5 and 6, and under the agreements and other documents referred to or incorporated by reference herein.

The Company will commence payment of the Severance Payment within ten (10) business days of satisfaction / occurrence of the last of the foregoing items (1) through (5). For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), an installment Severance Payment shall be deemed to be made as of the applicable bimonthly payroll date following the Executive’s effective date of termination if made by the 15th day of the third calendar month following such payroll date.

(e) Health Care Benefit. If the Executive elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following an Involuntary Termination, then in addition to the benefits noted above, the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (i) the close of the twelve-month period following cessation of his or her employment or (ii) the expiration of the Executive’s continuation coverage under COBRA.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g) Section 409A Savings Clause. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.

Amounts payable other than those expressly payable on a deferred or installment basis, will be paid as promptly as practical and, in any event, within 2 1/2 months after the end of the year in which such amount was earned.

Any amount that the Executive is entitled to be reimbursed will be reimbursed as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

If at the time of separation from service (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable by the Company to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.

5. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive will have possession of and access to Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information, and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 5 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

(c) In the event that Executive is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, deposition, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall, where permitted under applicable law, rule or regulation, provide written notice to the Company promptly after such request so that the Company may, at its expense, seek a protective order or other appropriate remedy (the Executive agrees to reasonably cooperate with the Company in connection with seeking such order or other remedy). In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of the Confidential Information that the Executive is advised by counsel is required, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In addition, the Executive may disclose Confidential Information in the course of inspections, examinations or inquiries by federal or state regulatory agencies and self regulatory organizations that have requested or required the inspection of records that contain the Confidential Information provided that the Executive exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information. To the extent such information is required to be disclosed and is not accorded confidential treatment as described in the immediately preceding sentence, it shall not constitute “Confidential Information” under this Agreement.

6. Certain Covenants.

(a) The Executive agrees that, during his employment with the Company, he or she will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates that could reasonably give rise to a conflict of interest or otherwise materially interfere with his or her duties and obligations to the Company or any of its Affiliates.

(b) During the term of Executive’s employment and for twelve (12) months following termination of his or her employment for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise:

(i) compete with the Company or any of its Affiliates within the geographic area in which the Company does business or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment, and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Executive has provided services. The foregoing, however, shall not prevent the Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company. Notwithstanding any provision in this Agreement, section 6. (b) (i) shall not be deemed to create post-employment non-competition restrictions on Employee if Employee’s primary residence is in the state of California; or

(ii) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or

(iii) seek to persuade any such customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer conducts with the Company or any of its Affiliates; provided that these restrictions shall apply only if the Executive has performed work for such Person during his employment with the Company or one of its Affiliates or has been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

(iv) solicit for hiring any employee or independent contractor of the Company or any of its Affiliates or seek to persuade any employee or independent contractor of the Company or any of its Affiliates to discontinue or diminish such employee or independent contractor’s relationship with the Company or any of its Affiliates.

(c) Cooperation and Non-Disparagement. The Executive agrees that, during the Restricted Period, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of the Executive’s duties to his or her successor. The Executive further agrees that, during the Restricted Period, he or she shall not in any way or by any means disparage the Company, the members of the Company’s Board or the Company’s officers and employees.

(d) Assignment of Inventions. The Executive shall promptly and fully disclose all Work Product (defined herein) to the Company. Executive hereby assigns to the Company all of Executive’s rights, title, and interest (including but not limited to all patent, trademark, copyright and trade secret rights) in and to all work product prepared by Executive, made or conceived in whole or in part by Executive within the scope of Executive’s employment by the Company or within six (6) months thereafter, or that relate directly to or involve the use of Confidential Information (“Work Product”). Executive further acknowledges and agrees that all copyrightable Work Product prepared by Executive within the scope of Executive’s employment with the Company are “works made for hire” and, consequently, that the Company owns all copyrights thereto. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Work Product to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Work Product. The Executive will not charge the Company for time spent in complying with these obligations. Notwithstanding the foregoing, any provision in this Agreement which provides that Executive shall assign, offer to assign, any of his or her rights in an invention to the Company shall not apply to an invention that the Executive developed entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i) relate at the time of conception or reduction to practice of the invention to the Company’s business or actual demonstrably anticipated research or development of the Company; or

(ii) result from any work performed by the Executive for the Company.

(e) Acknowledgement Regarding Restrictions. The Company has expended a great deal of time, money and effort to develop and maintain its confidential business information which, if misused or disclosed, could be very harmful to its business and could cause the Company to be at a competitive disadvantage in the marketplace. The Company would not be willing to proceed with the execution of this Agreement but for the Executive’s signing and agreeing to abide by the terms of this Agreement. The Executive recognizes and acknowledges that he or she has and will have access to Confidential Information of the Company, and that the Company, in all fairness, needs certain protection in order to ensure that the Executive does not misappropriate or misuse any trade secret or other Confidential Information or take any other action which could result in a loss of the goodwill of the Company and, more generally, to prevent the Executive from having or providing others with an unfair competitive advantage over the Company. To that end, the Executive acknowledges that the foregoing restrictions, both separately and in total, are reasonable and enforceable in view of the Company’s legitimate interests in protecting the goodwill, confidential information and customer loyalty of its business. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is somehow overbroad or otherwise unreasonable, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited to the greatest extent allowed by law, and the validity or enforceability of the remaining provisions of this Agreement shall be unaffected and such adjudication shall not affect the validity or enforceability of such remaining provisions.

(f) Right to Injunctive Relief. The Executive further agrees that in the event of any breach hereof the harm to the Company will be irreparable and without adequate remedy at law and, therefore, that injunctive relief with respect thereto will be appropriate. In the event of a breach or threatened breach of any of the Executive’s obligations under the terms of Sections 5 or 6 hereof, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach (without the obligation to post bond), together with reasonable attorney’s fees incurred in preliminarily enforcing its rights hereunder. The Executive specifically agrees that if there is a question as to the enforceability of any of the provisions of Sections 5 or 6 hereof, the Executive will not engage in any conduct inconsistent with or contrary to such Section until after the question has been resolved by a final judgment of a court of competent jurisdiction.

7. Definitions.

(a) Definition of “Affiliate.” For all purposes under this Agreement, “Affiliate” shall mean, with respect to any Person, all Persons directly or indirectly controlling, controlled by or under common control with such Person, where control may be by either management authority, contract or equity interest. As used in this definition, “control” and correlative terms have the meanings ascribed to such words in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean any of the following (i) the Executive’s willful and continued failure to perform substantially the duties of his/her responsibilities (other than due to physical or mental incapacity); (ii) the Executive’s unauthorized use or disclosure of trade secrets which causes substantial harm to the Company; (iii) the Executive’s engaging in illegal conduct that is likely to be injurious to the Company; (iv) the Executive’s acts of fraud, dishonesty, or gross misconduct, or gross negligence in connection with the business of the Company; (v) the Executive’s conviction of a felony; (vi) the Executive’s engaging in any act of moral turpitude reasonably likely to substantially and adversely affect the Company or its business; (vii) the Executive engaging in the illegal use of a controlled substance or using prescription medications unlawfully; (viii) the Executive’s abuse of alcohol; or (ix) the breach by the Executive of a material term of this Agreement, including, without limitation, his or her obligations under Sections 5 or 6.

(c) Definition of “Change in Control.” For all purposes under this Agreement, “Change in Control” shall mean any transaction in which a Person or group (other than a group consisting of one or more of the Persons listed on Schedule A attached hereto and their respective Affiliates) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% (on a fully-diluted basis) of the total capital stock of the Company’s entitled to vote ordinarily for the election of directors.

(d) Definition of “Confidential Information.” For all purposes under this Agreement, “Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) trade secrets, the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) client lists and the people and organizations with whom the Company and its Affiliates have business relationships and the substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(e) Definition of “Disability.” For all purposes under this Agreement, “Disability” shall mean the Executive becoming disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days.

(f) Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the Executive’s consent: (i) change in the Executive’s position as officer of the Company that materially reduces his or her authority or level of responsibility, (ii) a material reduction in his or her level of compensation (including base salary and target bonus) other than pursuant to a Company-wide reduction of compensation, or (iii) a relocation of his or her employment more than 50 miles from the Executive’s office or location at the time of resignation.

To constitute Good Reason, termination must occur within two (2) years following the initial occurrence of such event; Executive must provide written notice within 90 days of the occurrence to the Company; and if correctable, Company must fail to correct within 30 days of notice of termination.

(g) Definition of “Intellectual Property.” For all purposes under this Agreement, “Intellectual Property” shall mean inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of his employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(h) Definition of “Involuntary Termination.” For all purposes under this Agreement, “Involuntary Termination” shall mean termination of employment under Section 4(a)(ii) or Section 4(a)(iv).

(i) Definition of “Person.” For all purposes under this Agreement, “Person” shall mean an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization.

(j) Definition of “Products.” For all purposes under this Agreement, “Products” shall mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

8. Miscellaneous Provisions.

(a) Conflicts. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Company document, then the provisions of this Agreement will control. This Agreement will supersede any prior agreement between the Executive and the Company with respect to the subject matters contained herein and may be amended only by a writing signed by an officer of the Company (other than the Executive).

(b) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with an overnight courier, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Senior Vice President of Human Resources.

(c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or to interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause and with or without notice.

(f) Choice of Law; Venue. The parties acknowledge that they each have, and will continue to have, substantial contacts with the State of Missouri, where the Company has its headquarters. This Agreement has been drafted and negotiated in the State of Missouri. To ensure that any disputes arising under this Agreement are resolved in accordance with the parties’ expectations, this Agreement shall be governed by and construed under the laws of the State of Missouri and applicable federal laws. The substantive law (and statutes of limitations) of the State of Missouri shall be applied to disputes arising under this Agreement, as the parties agree that their expectations with respect to the scope and enforcement of this Agreement are based on Missouri law, and that Missouri law is therefore more applicable to such disputes. Should Missouri law be found not to apply to this Agreement for any reason, the parties agree that the severance benefit described in Section 4 shall not be payable, the provisions of Section 4 notwithstanding. Each party agrees that any proceeding relating to this Agreement shall be brought in the state courts of Missouri located in St. Louis County or the federal courts of the District of Missouri, Eastern Division. Each party hereby consents to personal jurisdiction in any such action brought in any such Missouri court, consents to service of process by the methods for notice under Section 8(b) hereof made upon such party, and such party’s agent and waives any objection to venue in any such Missouri court or to any claim that any such Missouri court is an inconvenient forum.

(g) Attorney’s Fees. In the event of any action by either party to enforce or interpret the terms of this Agreement, the prevailing party with respect to any particular claim shall (in addition to other relief to which it or he may be awarded) be entitled to recover his or its attorney’s fees in a reasonable amount incurred in connection with such claim.

(h) Successors. This Agreement and all rights of the parties hereunder shall inure to the benefit of, and be enforceable by, such parties’ personal or legal representatives, executors, administrators, successors, heirs and assigns, as applicable.

(i) Entire Agreement. This Agreement, together with the other agreements and any documents, instruments and certificates referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect to the subject matter contained herein.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

SAVVIS, INC.		EXECUTIVE

By:	/s/ Mary Ann Altergott	By:	/s/ Thomas T. Riley
Name:	Mary Ann Altergott	Name:	Thomas T. Riley
Title:	Senior Vice President, Corporate Services

Schedule A

Welsh, Carson, Anderson & Stowe VIII L.P.

WCAS Management Corporation

Affiliates of the foregoing